UNITED STATES

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Salesforce Proxy Supplement May 17, 2019Salesforce Proxy Supplement May 17, 2019

2019 Proxy Statement Highlights Additional disclosure on FY20 Co‐CEO compensation showing that  aggregate compensation is not expected to increase compared to prior  year due to the new Co‐CEO model. Presented FY20 equity grants in cash value rather than absolute share  numbers for simpler comparison. Continued stockholder engagement on a year‐round basis, engaging  >80% of shares outstanding. Request to increase shares authorized under 2013 Equity Incentive  Plan. 12019 Proxy Statement Highlights Additional disclosure on FY20 Co‐CEO compensation showing that aggregate compensation is not expected to increase compared to prior year due to the new Co‐CEO model. Presented FY20 equity grants in cash value rather than absolute share numbers for simpler comparison. Continued stockholder engagement on a year‐round basis, engaging >80% of shares outstanding. Request to increase shares authorized under 2013 Equity Incentive Plan. 1

Company Overview

The global leader in customer relationship management (CRM) technology

Founded in 1999, public listing in 2004 (NYSE: CRM).

#1 CRM provider for the sixth year in a row.[1]

Fastest growing top five enterprise software company with $13.28B in revenue FY19 (+26% Y/Y).

Doubled operating cash flow ($1.7B - $3.4B) over the past three years (FY16 - FY19) while doubling revenue ($6.67B[2] - $13.28B[3]).

Headquartered in San Francisco, with ~36,000 employees focused on CRM.

Integrated Philanthropy Model (1-1-1).

FORTUNE '100 BEST COMPANIES TO WORK FOR®' ELEVEN CONSECUTIVE YEARS

BARRON'S MOST SUSTAINABLE COMPANIES

People #1 TOP 50 COMPANIES THAT CARE

Forbes WORLD'S MOST INNOVATIVE COMPANIES



1. Source: IDC, Worldwide Semiannual Software Tracker, April 2019. CRM market includes the following IDC-defined functional markets: Sales Force Productivity and Management, Marketing Campaign Management, Customer Service, Contact Center, Advertising, and Digital Commerce Applications.
2. Results as reported under ASC 605.
3. Results as reported under ASC 606.

Customer  Success Platform Connect to your customers in a  whole new way 3Customer Success Platform Connect to your customers in a whole new way 3

Salesforce. #1 in CRM Worldwide CRM applications 2018 revenue market share by IDC 16.8% 5.7% 5.6% 3.5% 3.4% 2014 2015 2016 2017 2018 Source: IDC, Worldwide Semiannual Software Tracker, April 2019. CRM market includes the following IDC‐defined functional markets: Sales Force  Productivity and Management, Marketing Campaign  4 Management, Customer Service, Contact Center, Advertising, and Digital Commerce Applications.Salesforce. #1 in CRM Worldwide CRM applications 2018 revenue market share by IDC 16.8% 5.7% 5.6% 3.5% 3.4% 2014 2015 2016 2017 2018 Source: IDC, Worldwide Semiannual Software Tracker, April 2019. CRM market includes the following IDC‐defined functional markets: Sales Force Productivity and Management, Marketing Campaign 4 Management, Customer Service, Contact Center, Advertising, and Digital Commerce Applications.

FY19 Financial Results

Consistent top-line revenue and cash flow growth


Revenue
$13,282 M
26% CAGR
$10,540 M
$8,437 M
$6,667 M
12.4%
15.0%
16.5%
17.1%
1.7%
2.6%
4.3%
4.0%
FY16
FY17 1
FY18 1
FY19 1
GAAP Op Margin
NG Op Margin 2


Operating Cash Flow
27% CAGR
$3,398M
$2,738M
$2,162M
$1,672M
FY16
FY17
FY18
FY19

(Fiscal years end on January 31 of the specified year)

[1]Results as reported under ASC 606.

[2]Non-GAAP operating margin excludes the effects of stock-based compensation, amortization of acquisition-related intangibles, and termination of office leases. Refer to the Appendix for an explanation of non-GAAP financial measures, and why we believe these measures can be useful, as well as a reconciliation of non-GAAP financial measures to the most comparable GAAP measures.

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Return to Stockholders Salesforce has a track record of delivering significant total stockholder returns $300 Five‐Year Cumulative Total Return Salesforce: $251 $250 Nasdaq Computer: $212 $200 Nasdaq 100: $196 S&P 500 Index: $152 $150 $100 $50 $0 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 6Return to Stockholders Salesforce has a track record of delivering significant total stockholder returns $300 Five‐Year Cumulative Total Return Salesforce: $251 $250 Nasdaq Computer: $212 $200 Nasdaq 100: $196 S&P 500 Index: $152 $150 $100 $50 $0 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 6

Board of Directors

Ongoing and proactive board refreshment



Marc Benioff (Co-CEO) | Keith Block (Co-CEO) | Parker Harris | Craig Conway | Alan Hassenfeld | Neelie Kroes | Colin Powell

Sanford Robertson (LID) | John V. Roos | Bernard Tyson | Robin Washington[1] | Maynard Webb | Susan Wojcicki

Average tenure (years): 9

New directors in last 5 years: 4

Diverse and Dynamic Experience
10 Public Company Board
8 International
8 Entrepreneurship/VC
8 Public or Large Company CEO/Executive
7 Software Industry
5 Sales Distribution
5 Marketing/Branding
5 Cloud Computing Technology
3 Finance/Accounting
3 Government/Law/Military
1 Healthcare

Tenure



38.5%
38.5%
23%
<6 years
6-12 years
>12 years

Independence



23%
77%
Independent
Non-Independent

Diversity



38.5%
61.5%
Gender & Ethnic Diversity

[1] On April 30, 2019, announced plans to retire from her position as Executive Vice President and Chief Financial Officer of Gilead Sciences, effective March 1, 2020, or, if earlier, when a successor is named and commences in the role.

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Compensation Program Framework

Align executive compensation with the interests of our stockholders

Objective: Attract and retain the right talent to lead our Company in a dynamic, innovative and competitive environment

Philosophy: Tie a significant portion of compensation to the performance of our common stock and other metrics of Company performance

Pay Component	FY 2019 Metrics	Rationale
Base Salary	N/A	Provides compensation for day-to-day responsibilities for all employees
Performance-Based Cash Bonus	Revenue Operating Cash Flow Non-GAAP Income from Operations	Drives achievement of key annual corporate performance goals
Performance-Based Restricted Stock Units	Relative TSR *with absolute TSR payout cap*	Establishes direct alignment with Company and stock price performance and the interests of stockholders
Restricted Stock Units	Stock Price	CEO LTI mix (~60% PRSUs and ~40% stock options) establishes even greater emphasis on Company performance
Stock Options	Stock Price	

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Co-CEO Compensation ($M)

Salesforce did not fill the COO role upon Keith Block's promotion to Co-CEO



$52.4
$12.5
$39.9
$45.7
$12.3
$33.4
$25.7
$12.5
$13.2
$7.0
$2.3
$4.7
$45.4
$17.0
$28.4
FY15
FY16
FY17
FY18
FY19
Benioff Compensation
Block Compensation

FY19 grant reflects FY18 performance and 16-month period between grants (FY 2019 equity grants cover a period of 1.33 years versus the typical period of one year).

FY18 Co-CEO compensation of $7.0 million reflects a one-time shift in the timing of our annual equity award cycle from November to March to better align equity award decision-making with the timing of our full-year business results. As a results there were no equity grants for 16 months (including all of FY18).

Note: Mr. Block served as the Company's Chief Operating Officer for FY15-FY19 until being promoted to Co-CEO in August 2018.

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Co‐CEO Compensation FY20 estimated Co‐CEO compensation consistent with FY19 ($M) $52.4 $45.7 $45.4 $45.2 $12.5  $17.0  $12.3  $19.3  $25.7 $39.9  $12.5  $33.4  $28.4  $25.9  $7.0 $13.2  $2.3  $4.7  1 FY15 FY16 FY17 FY18 FY19 FY20E Benioff Compensation Block Compensation 1 CEO compensation is significantly lower than six year average as a result of a one‐time delay to our annual equity award program,  with no annual grants occurring for a 16‐month  period, including all of FY18. 10Co‐CEO Compensation FY20 estimated Co‐CEO compensation consistent with FY19 ($M) $52.4 $45.7 $45.4 $45.2 $12.5 $17.0 $12.3 $19.3 $25.7 $39.9 $12.5 $33.4 $28.4 $25.9 $7.0 $13.2 $2.3 $4.7 1 FY15 FY16 FY17 FY18 FY19 FY20E Benioff Compensation Block Compensation 1 CEO compensation is significantly lower than six year average as a result of a one‐time delay to our annual equity award program, with no annual grants occurring for a 16‐month period, including all of FY18. 10

Management Proposal: Amend 2013 Equity Incentive Plan Increases the share pool under our 2013 Equity Incentive Plan by 35.5 million shares The Board recommends a vote FOR amendment and restatement of the 2013 Equity Incentive Plan to increase the number of  shares reserved for issuance. ü Seeking stockholder approval of an amendment and restatement of our 2013 Equity Incentive Plan to increase the  share pool reserved under the plan by 35.5 million shares.  ü The increased share pool is required to meet our forecasted needs. The proposed share increase is expected to last  approximately one to two years.  ü We operate in a highly competitive industry and geography for employee talent. Long‐term equity continues to be a  key component of our compensation program. ü Our Compensation Committee thoughtfully manages our equity incentive program to manage long‐term  stockholder dilution while also attracting, rewarding and retaining employees. For example, our 3‐year average  burn rate was 2.1% for FY17‐FY19. 11Management Proposal: Amend 2013 Equity Incentive Plan Increases the share pool under our 2013 Equity Incentive Plan by 35.5 million shares The Board recommends a vote FOR amendment and restatement of the 2013 Equity Incentive Plan to increase the number of shares reserved for issuance. ü Seeking stockholder approval of an amendment and restatement of our 2013 Equity Incentive Plan to increase the share pool reserved under the plan by 35.5 million shares. ü The increased share pool is required to meet our forecasted needs. The proposed share increase is expected to last approximately one to two years. ü We operate in a highly competitive industry and geography for employee talent. Long‐term equity continues to be a key component of our compensation program. ü Our Compensation Committee thoughtfully manages our equity incentive program to manage long‐term stockholder dilution while also attracting, rewarding and retaining employees. For example, our 3‐year average burn rate was 2.1% for FY17‐FY19. 11

Management Proposal: Amend Certificate of Incorporation

Amendment eliminates supermajority voting standards

The Board recommends a vote FOR amendment and restatement of the Certificate to eliminate the supermajority voting provisions from the Certificate.

- ✓ Seeking stockholder approval of charter amendment to **eliminate the two-thirds supermajority voting provisions from the Certificate** and to **replace such provisions with a majority voting standard**.
- ✓ Carefully considered by the Board and **reflects feedback received from stockholders** through votes cast on a stockholder proposal at the 2018 annual meeting and investor outreach meetings.
- ✓ In line with peers. As of March 1, 2019, less than 45% of S&P 500 companies had supermajority voting provisions to amend their governance documents and less than 20% had supermajority voting requirements to remove directors.

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Environmental/Sustainability Practices FY19 highlights continued commitment to creating a sustainable future for all Salesforce Leads the Step Up Declaration • Company made new commitments to drive climate action targeting: o All major new office interiors to align with LEED Platinum v4 after 2020. o Committed $10M to invest in climate entrepreneurs and startups by 2022. o Committed to offset 100% of business travel and employee commuting emissions by 2020. Commitment to Clean and Renewable Energy & Net‐Zero Greenhouse Gas Emissions • Announced all three San Francisco office buildings are sourcing 100% renewable energy as of Sept. 2018. • Signed two new VPPAs in FY19, including our largest to date and our first‐ever renewable energy aggregation deal. • Continued delivering a carbon neutral cloud and operating as a net‐zero greenhouse gas emissions company. Global Green Real Estate Strategy • Established green lease language to provide mutual sustainability benefit between building owner and tenant. • Salesforce has achieved or is pursuing green building certification for 65% of our office space as of FY19. 13Environmental/Sustainability Practices FY19 highlights continued commitment to creating a sustainable future for all Salesforce Leads the Step Up Declaration • Company made new commitments to drive climate action targeting: o All major new office interiors to align with LEED Platinum v4 after 2020. o Committed $10M to invest in climate entrepreneurs and startups by 2022. o Committed to offset 100% of business travel and employee commuting emissions by 2020. Commitment to Clean and Renewable Energy & Net‐Zero Greenhouse Gas Emissions • Announced all three San Francisco office buildings are sourcing 100% renewable energy as of Sept. 2018. • Signed two new VPPAs in FY19, including our largest to date and our first‐ever renewable energy aggregation deal. • Continued delivering a carbon neutral cloud and operating as a net‐zero greenhouse gas emissions company. Global Green Real Estate Strategy • Established green lease language to provide mutual sustainability benefit between building owner and tenant. • Salesforce has achieved or is pursuing green building certification for 65% of our office space as of FY19. 13

Social Practices Culture is a business imperative with real ROI Ongoing initiatives to promote equality • Since FY17, Salesforce has committed $10.3 million to provide equal pay for equal work. • 12 employee‐led and founded “Ohana Groups” which provide communities for underrepresented groups and their allies. • Inclusive Hiring and Inclusive Leadership Trailhead modules for our managers. Established Office of Ethical and Humane Use of Technology • Merges law, policy and ethics to develop and implement strategic framework for the ethical and humane use of technology  across Salesforce. • Formed an Advisory Council composed of front‐line and executive employees, academics, industry experts and society leaders. Philanthropy is core to Salesforce • Pioneered the 1‐1‐1 model of integrated corporate philanthropy, dedicating 1% of Salesforce’s equity, 1% of employee time, and  1% of product to communities around the world. • To date, 40,000 nonprofits and educational institutions use our technology, we’ve donated $260 million in grants and  contributed more than 3.8 million hours of employee volunteering. 14Social Practices Culture is a business imperative with real ROI Ongoing initiatives to promote equality • Since FY17, Salesforce has committed $10.3 million to provide equal pay for equal work. • 12 employee‐led and founded “Ohana Groups” which provide communities for underrepresented groups and their allies. • Inclusive Hiring and Inclusive Leadership Trailhead modules for our managers. Established Office of Ethical and Humane Use of Technology • Merges law, policy and ethics to develop and implement strategic framework for the ethical and humane use of technology across Salesforce. • Formed an Advisory Council composed of front‐line and executive employees, academics, industry experts and society leaders. Philanthropy is core to Salesforce • Pioneered the 1‐1‐1 model of integrated corporate philanthropy, dedicating 1% of Salesforce’s equity, 1% of employee time, and 1% of product to communities around the world. • To date, 40,000 nonprofits and educational institutions use our technology, we’ve donated $260 million in grants and contributed more than 3.8 million hours of employee volunteering. 14

Governance Practices Support our values of trust, customer success, innovation and equality Establish policies consistent with business ethics and corporate governance requirements • A substantial majority of our board members are independent of Salesforce and its management. • All members of our key board committees are independent. • Our code of business conduct applies to all employees, officers and directors. Board oversees our ESG efforts • Nominating and Corporate Governance Committee reviews our ESG initiatives at least annually. • Creating a sustainable low‐carbon future, advancing equality and diversity, and fostering employee success align with  Salesforce’s long‐term growth strategy and financial and operational priorities. Committed to be leaders of business integrity worldwide ® • Our Code of Conduct and Business Conduct Principles describe the way we treat employees and other key stakeholders globally. • Named on Ethisphere’s 2019 World’s Most Ethical Companies Honoree List. 15Governance Practices Support our values of trust, customer success, innovation and equality Establish policies consistent with business ethics and corporate governance requirements • A substantial majority of our board members are independent of Salesforce and its management. • All members of our key board committees are independent. • Our code of business conduct applies to all employees, officers and directors. Board oversees our ESG efforts • Nominating and Corporate Governance Committee reviews our ESG initiatives at least annually. • Creating a sustainable low‐carbon future, advancing equality and diversity, and fostering employee success align with Salesforce’s long‐term growth strategy and financial and operational priorities. Committed to be leaders of business integrity worldwide ® • Our Code of Conduct and Business Conduct Principles describe the way we treat employees and other key stakeholders globally. • Named on Ethisphere’s 2019 World’s Most Ethical Companies Honoree List. 15

Forward‐Looking Statements This presentation contains forward‐looking statements, the achievement of which involves risks, uncertainties and assumptions. If any such risks or  uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the resultsexpressed or implied  by the forward‐ looking statements we make. The risks and uncertainties referred to above include ‐‐but are not limited to –risks associated withthe effect of general economic  and market conditions; the  impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on our results; our business strategy  and our plan to  build our business, including our strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of  change and  innovation in enterprise cloud computing services; the competitive nature of the market in which we participate; our international expansion  strategy; our  service performance and security, including the resources and costs required to prevent, detect and remediate potential securitybreaches; the expenses  associated with new data centers and third‐party infrastructure providers; additional data center capacity; real estate and office facilities space;  our operating  results and cash flows; new services and product features; our strategy of acquiring or making investments in complementary businesses, joint  ventures,  services, technologies and intellectual property rights; the performance and fair value of our investments in complementary businesses through our  strategic  investment portfolio; our ability to realize the benefits from strategic partnerships, joint ventures and investments; our ability to successfully  integrate acquired  businesses and technologies; our ability to continue to grow unearned revenue and remaining performance obligation; our ability to protect our  intellectual  property rights; our ability to develop our brands; our reliance on third‐party hardware, software and platform providers; our dependency on  the development  and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related  to the  provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross‐border data transfers  and import and  export controls; the valuation of our deferred tax assets and the release of related valuation allowances; the potential availability of  additional tax assets in the  future; the impact of new accounting pronouncements and tax laws; uncertainties affecting our ability to estimate our tax rate;uncertainties  affecting our  ability to estimate the one‐time accounting non‐cash charge that will be incurred in connection with the proposed Salesforce.org combination; the impact of  future gains or losses from our strategic investment portfolio, including gains or losses from overall market conditions which may affect the publicly traded  companies within our strategic investment portfolio; the impact of expensing stock options and other equity awards; the sufficiency of our  capital resources;  factors related to our 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont;  compliance with our debt  covenants and capital lease obligations; current and potential litigation involving us; and the impact of climate change. Further information on these and other factors that could affect the company’s financial results is included in the reports on Forms  10‐K, 10‐Q and 8‐K and in  other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SECFilings  section of the Investor  Information section of the company’s website atwww.salesforce.com/investor. 16Forward‐Looking Statements This presentation contains forward‐looking statements, the achievement of which involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the resultsexpressed or implied by the forward‐ looking statements we make. The risks and uncertainties referred to above include ‐‐but are not limited to –risks associated withthe effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on our results; our business strategy and our plan to build our business, including our strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the competitive nature of the market in which we participate; our international expansion strategy; our service performance and security, including the resources and costs required to prevent, detect and remediate potential securitybreaches; the expenses associated with new data centers and third‐party infrastructure providers; additional data center capacity; real estate and office facilities space; our operating results and cash flows; new services and product features; our strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of our investments in complementary businesses through our strategic investment portfolio; our ability to realize the benefits from strategic partnerships, joint ventures and investments; our ability to successfully integrate acquired businesses and technologies; our ability to continue to grow unearned revenue and remaining performance obligation; our ability to protect our intellectual property rights; our ability to develop our brands; our reliance on third‐party hardware, software and platform providers; our dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross‐border data transfers and import and export controls; the valuation of our deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting our ability to estimate our tax rate;uncertainties affecting our ability to estimate the one‐time accounting non‐cash charge that will be incurred in connection with the proposed Salesforce.org combination; the impact of future gains or losses from our strategic investment portfolio, including gains or losses from overall market conditions which may affect the publicly traded companies within our strategic investment portfolio; the impact of expensing stock options and other equity awards; the sufficiency of our capital resources; factors related to our 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with our debt covenants and capital lease obligations; current and potential litigation involving us; and the impact of climate change. Further information on these and other factors that could affect the company’s financial results is included in the reports on Forms 10‐K, 10‐Q and 8‐K and in other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SECFilings section of the Investor Information section of the company’s website atwww.salesforce.com/investor. 16

Appendix Non‐GAAP Financial Measures 17Appendix Non‐GAAP Financial Measures 17

Non-GAAP Financial Measures

This presentation includes information about non-GAAP income from operations ("non-GAAP financial measures"). These non-GAAP financial measures are measurements of financial performance that are not prepared in accordance with U.S. generally accepted accounting principles and computational methods may differ from those used by other companies. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Management uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the company's performance.

The primary purpose of using non-GAAP measures is to provide supplemental information that may prove useful to investors and to enable investors to evaluate the company's results in the same way management does. Management believes that supplementing GAAP disclosure with non-GAAP disclosure provides investors with a more complete view of the company's operational performance and allows for meaningful period-to-period comparisons and analysis of trends in the company's business. Further, to the extent that other companies use similar methods in calculating non-GAAP measures, the provision of supplemental non-GAAP information can allow for a comparison of the company's relative performance against other companies that also report non-GAAP operating results.

Non-GAAP income from operations excludes the impact of the following items: stock-based compensation, amortization of acquisition-related intangibles, and termination of office leases. Non-GAAP Operating Margin is the proportion of non-GAAP income from operations as a percentage of revenue and is a non-GAAP financial measure.

GAAP to Non-GAAP Financial Reconciliation

(in thousands)	Fiscal Year Ended January 31,			
Non-GAAP income from operations	**2019**	**2018**	**2017**	**2016**
GAAP income from operations	$ 535	$ 454	$ 218	$ 115
Plus:				
Amortization of purchased intangibles	447	287	225	158
Stock-based expense	1,283	997	820	594
Less:				
Operating lease termination resulting from purchase of 50 Fremont, net	0	0	0	(37)
Non-GAAP income from operations	$ 2,265	$ 1,738	$ 1,263	$ 830
Revenue	$ 13,282	$ 10,540	$ 8,437	$ 6,667
Non-GAAP operating margin	17.1%	16.5%	15.0%	12.4%

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